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EXHIBIT 5.1

[Letterhead of Goodwin Procter LLP]

May 28, 2004

Gables Residential Trust
777 Yamato Road, Suite 510
Boca Raton, Florida 33431

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        This opinion is delivered in our capacity as counsel to Gables Residential Trust, a Maryland real estate investment trust (the "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of 1,250,000 common shares of beneficial interest, par value $.01 per share (the "Registered Shares"), which the Registrant may issue pursuant to the Gables Residential Trust 2004 Equity Incentive Plan (the "Plan").

        In connection with rendering this opinion, we have examined a copy of the Plan, the Registrant's Amended and Restated Declaration of Trust and Second Amended and Restated Bylaws, each as amended to date, the Registration Statement, and such records, certificates and other documents of the Registrant as we have deemed necessary or appropriate for the purposes of this opinion. We have also relied upon representations from the Registrant as to certain factual matters relevant to this opinion.

        We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, The Commonwealth of Massachusetts and the Maryland General Corporation Law.

        Based on the foregoing, we are of the opinion that upon the issuance and delivery of the Registered Shares against payment therefor in accordance with the terms of the Plan and any agreement thereunder, the Registered Shares will be legally issued, fully paid and non-assessable common shares of beneficial interest of the Registrant.

        The foregoing assumes all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Goodwin Procter LLP GOODWIN PROCTER LLP

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